UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2017

New Residential Investment Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35777	45-3449660
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 479-3150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

In this Current Report on Form 8-K, references to “we,” “us,” “our,” “New Residential,” “New Residential Investment Corp.” or the “Company” refer to New Residential Investment Corp. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company or as is otherwise required by the context.

As part of a previously announced public offering, the Company disclosed the following estimated preliminary results of operations for its fourth quarter and full year ended December 31, 2016.

Estimated Preliminary Financial Results for the Quarter and Year Ended December 31, 2016

	Three Months Ended December 31, 2016	Year Ended December 31, 2016
Net Income per Diluted Share	$0.87 to $0.91	$2.09 to $2.13
Core Earnings (non-GAAP) per Diluted Share*	$0.59 to $0.63	$2.12 to $2.16

*Core Earnings is a non-generally accepted accounting principles (“GAAP”) measure. A reconciliation of estimated preliminary Net Income to Core Earnings is set forth below.

For the fourth quarter of 2016, we estimate that Net Income will be in the range of $0.87 to $0.91 per diluted share and that Core Earnings will be in the range of $0.59 to $0.63 per diluted share. For the full year of 2016, we estimate that Net Income will be in the range of $2.09 to $2.13 per diluted share and that Core Earnings will be in the range of $2.12 to $2.16 per diluted share. A reconciliation of Net Income to Core Earnings is set forth below.

We have provided ranges, rather than specific amounts, for the preliminary operating results described above primarily because our closing procedures for the quarter and year ended December 31, 2016 are not yet complete and, as a result, our final results upon completion of the closing procedures may vary from the preliminary estimates. These estimates, which are the responsibility of our management, were prepared by our management in connection with the preparation of our financial statements and are based upon a number of assumptions. Additional items that may require adjustments to the preliminary operating results may be identified and could result in material changes to our estimated preliminary operating results. Estimates of operating results are inherently uncertain and we undertake no obligation to update this information. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, Ernst & Young LLP does not express an opinion or provide any form of assurance with respect thereto.

The primary drivers of our estimated preliminary operating results for the quarter were (i) changes in interest rates and prepayment speeds, (ii) the execution of two call rights transactions and a related securitization, and (iii) several acquisitions of MSRs, in each case as further described below:

•	Market interest rates, and expectations regarding future market interest rates, increased markedly during the fourth quarter, which increased the value of our interests in mortgage servicing rights (“MSRs”) (which include MSRs, excess mortgage servicing rights (“Excess MSRs”) and rights to the basic fee component of MSRs). Higher interest rates are generally associated with lower prepayment rates for residential mortgage loans, since they increase the cost of borrowing for homeowners. Lower prepayment rates, in turn, generally extend the duration of our expected future cash flows from our interests in MSRs, which tends to increase the value of these assets.

•	We called non-agency residential mortgage backed securities (“residential MBS” or “RMBS”) relating to 14 securitizations of seasoned residential mortgage loans with an aggregate unpaid principal balance (“UPB”) of approximately $416.9 million. We subsequently completed a securitization of approximately $274.2 million UPB of performing loans acquired as part of our calls.

•	NRM acquired MSRs on residential mortgage loans with a total UPB of approximately $82.1 billion for an aggregate purchase of approximately $572.5 million.

1

Reconciliation of Estimated Preliminary Net Income to Core Earnings Results

	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2016	2016	2016	2016
	(dollars in thousands, except per share amounts)
	Low	High	Low	High
Net Income attributable to common stockholders	$219,694	$229,746	$498,990	$509,042
Impairment	38,297	38,297	87,980	87,980
Other Income adjustments:
Other Income
Change in fair value of investments in excess mortgage servicing rights	(17,100)	(17,100)	7,297	7,297
Change in fair value of investments in excess mortgage servicing rights, equity method investees	(7,918)	(7,918)	(16,526)	(16,526)
Change in fair value of investments in servicer advances	12,097	12,097	7,769	7,769
Gain on consumer loans investment	—	—	(9,943)	(9,943)
Gain on remeasurement of consumer loans investment	—	—	(71,250)	(71,250)
(Gain) loss on settlement of investments, net	11,114	11,114	55,404	55,404
Unrealized gain on derivative instruments	(20,882)	(20,882)	(12,378)	(12,378)
Unrealized (gain) loss on other asset-backed securities	2,096	2,096	2,322	2,322
Gain on transfer of loans to real estate owned	(3,696)	(3,696)	(18,356)	(18,356)
Gain on Excess MSR recapture agreements	(614)	(614)	(2,802)	(2,802)
Other (income) loss	1,809	1,809	6,842	6,842
Total Other Income adjustments	(23,094)	(23,094)	(51,621)	(51,621)

Other Income and Impairment attributable to non-controlling interests	(16,333)	(16,333)	(26,303)	(26,303)
Change in fair value of investments in mortgage servicing rights	(104,144)	(104,144)	(104,144)	(104,144)
Non-capitalized transaction related expenses	1,472	1,472	9,493	9,493
Incentive compensation to affiliate	28,997	28,997	42,197	42,197
Deferred taxes	21,650	21,650	34,648	34,648
Interest income on residential mortgage loans, held-for-sale	5,706	5,706	18,356	18,356
Limit on RMBS discount accretion related to called deals	(23,990)	(23,990)	(30,233)	(30,233)
Adjust consumer loans to level yield	(5,071)	(5,071)	7,470	7,470
Core Earnings of equity method investees:
Excess mortgage servicing rights	5,975	5,975	18,206	18,206
Core Earnings	$149,159	$159,211	$505,039	$515,091

Net Income Per Share of Common Stock, Diluted	$0.87	$0.91	$2.09	$2.13
Core Earnings Per Share of Common Stock, Diluted	$0.59	$0.63	$2.12	$2.16

Weighted Average Number of Shares of Common Stock Outstanding, Diluted	251,299,730	251,299,730	238,486,772	238,486,772

2

The reconciliation of estimated preliminary Net Income to Core Earnings results was calculated across the low and high Net Income ranges based on our preliminary estimates of the expected base case differences between Net Income and Core Earnings. Similar to the estimated preliminary operating results noted above, our final reconciliation upon completion of our closing procedures may vary from the preliminary estimates.

We have four primary variables that impact our operating performance: (i) the current yield earned on our investments, (ii) the interest expense under the debt incurred to finance our investments, (iii) our operating expenses and taxes and (iv) our realized and unrealized gains or losses, including any impairment, on our investments. “Core Earnings” is a non-GAAP measure of our operating performance, excluding the fourth variable above, and adjusts the earnings from the consumer loan investment to a level yield basis. Core Earnings is used by management to evaluate our performance without taking into account: (i) realized and unrealized gains and losses, which although they represent a part of our recurring operations, are subject to significant variability and are generally limited to a potential indicator of future economic performance; (ii) incentive compensation paid to our Manager; (iii) non-capitalized transaction-related expenses; and (iv) deferred taxes, which are not representative of current operations.

While incentive compensation paid to the Company’s manager may be a material operating expense, the Company excludes it from Core Earnings because (i) from time to time, a component of the computation of this expense will relate to items (such as gains or losses) that are excluded from Core Earnings, and (ii) it is impractical to determine the portion of the expense related to Core Earnings and non-Core Earnings, and the type of earnings (loss) that created an excess (deficit) above or below, as applicable, the incentive compensation threshold. To illustrate why it is impractical to determine the portion of incentive compensation expense that should be allocated to Core Earnings, the Company notes that, as an example, in a given period, it may have Core Earnings in excess of the incentive compensation threshold but incur losses (which are excluded from Core Earnings) that reduce total earnings below the incentive compensation threshold. In such case, the Company would either need to (a) allocate zero incentive compensation expense to Core Earnings, even though Core Earnings exceeded the incentive compensation threshold, or (b) assign a “pro forma” amount of incentive compensation expense to Core Earnings, even though no incentive compensation was actually incurred. The Company believes that neither of these allocation methodologies achieves a logical result. Accordingly, the exclusion of incentive compensation facilitates comparability between periods and avoids the distortion to the Company’s non-GAAP operating measure that would result from the inclusion of incentive compensation that relates to non-Core Earnings.

With regard to non-capitalized transaction-related expenses, management does not view these costs as part of the Company’s core operations, as they are considered by management to be similar to realized losses incurred at acquisition. Non-capitalized transaction-related expenses are generally legal and valuation service costs, as well as other professional service fees, incurred when the Company acquires certain investments, as well as costs associated with the acquisition and integration of acquired businesses.

In the fourth quarter of 2014, the Company modified its definition of Core Earnings to include accretion on held-for-sale loans as if they continued to be held-for-investment. Although the Company intends to sell such loans, there is no guarantee that such loans will be sold or that they will be sold within any expected timeframe. During the period prior to sale, the Company continues to receive cash flows from such loans and believe that it is appropriate to record a yield thereon. This modification had no impact on Core Earnings in 2014 or any prior period. In the second quarter of 2015, the Company modified its definition of Core Earnings to exclude all deferred taxes, rather than just deferred taxes related to unrealized gains or losses, because the Company believes deferred taxes are not representative of current operations. This modification was applied prospectively due to only immaterial impacts in prior periods. In the fourth quarter of 2015, the Company modified its definition of Core Earnings to limit accreted interest income on RMBS where the Company receives par upon the exercise of associated call rights based on the estimated value of the underlying collateral, net of related costs including advances. The Company made the modification in order to be able to accrete to the lower of par or the net value of the underlying collateral, in instances where the net value of the underlying collateral is lower than par. The Company believes this amount represents the amount of accretion it would have expected to earn on such bonds had the call rights not been exercised. This modification had no impact on Core Earnings in prior periods.

Management believes that the adjustments to compute “Core Earnings” specified above allow investors and analysts to readily identify and track the operating performance of the assets that form the core of the Company’s activity, assist in comparing the core operating results between periods, and enable investors to evaluate the Company’s current core performance using the same measure that management uses to operate the business. Management also utilizes Core Earnings as a measure in its decision-making process relating to improvements to the underlying fundamental operations of the Company’s investments, as well as the allocation of resources between those investments, and management also relies on Core Earnings as an indicator of the results of such decisions. Core Earnings excludes certain recurring items, such as gains and losses (including impairment as well as derivative activities) and non-capitalized transaction-related expenses, because they are not considered by management to be part of the Company’s core operations for the reasons described herein. As such, Core Earnings is not intended to reflect all of the Company’s activity and should be considered as only one of the factors used by management in assessing the Company’s performance, along with GAAP Net Income which is inclusive of all of the Company’s activities.

The primary differences between Core Earnings and the measure the Company uses to calculate incentive compensation relate to (i) realized gains and losses (including impairments), (ii) non-capitalized transaction-related expenses and (iii) deferred taxes (other than those related to unrealized gains and losses). Each are excluded from Core Earnings and included in the Company’s incentive compensation measure (either immediately or through amortization). In addition, the Company’s incentive compensation measure does not include accretion on held-for-sale loans and the timing of recognition of income from consumer loans is different. Unlike Core Earnings, the Company’s incentive compensation measure is intended to reflect all realized results of operations. The Gain on Remeasurement of Consumer Loans Investment was treated as an unrealized gain for the purposes of calculating incentive compensation and was therefore excluded from such calculation.

Core Earnings does not represent and should not be considered as a substitute for, or superior to, Net Income or as a substitute for, or superior to, cash flow from operating activities, each as determined in accordance with U.S. GAAP, and our calculation of this measure may not be comparable to similarly entitled measures reported by other companies.

The information in this Item 2.02 is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly set forth as being incorporated by reference into such filing.

Item 8.01. Other Events.

As part of a previously announced public offering, the Company disclosed certain information regarding recent developments and updated certain risk factors it previously disclosed in its Form 10-Q for the quarter ended September 30, 2016, each of which is set forth below.

3

Recent Developments

Pending Acquisitions of MSRs

$97.0 Billion UPB of MSRs from CitiMortgage, Inc.

On January 27, 2017, our wholly owned subsidiary New Residential Mortgage LLC (“NRM”) entered into an agreement to purchase MSRs and related servicer advances with respect to approximately $97.0 billion unpaid principal balance (“UPB”) of seasoned Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) residential mortgage loans from CitiMortgage, Inc. (“Citi”), an affiliate of one of our joint book-running managers, for a purchase price of approximately $950.0 million and $32.0 million, respectively. NRM also entered into an agreement pursuant to which Nationstar will subservice the portfolio on behalf of NRM, subject to government-sponsored enterprises (“GSE”) and other regulatory approvals. Citi has agreed to continue to subservice the portfolio on an interim basis. NRM will acquire the related servicer advances upon the transfer of servicing. The disinterested members of our board of directors selected Nationstar, which is majority-owned by an affiliate of Fortress, after consideration of proposals from various potential subservicers.

We expect to complete this acquisition in the first quarter of 2017, subject to GSE and other regulatory approvals and other customary closing conditions. We intend to fund the purchase price with a portion of the proceeds of the previously announced public offering as well as debt financing. There can be no assurance that the acquisition or related financing will be completed as anticipated, or at all.

The foregoing transactions are collectively referred to herein as the “Citi Transaction.” The Citi Transaction, the PHH Transaction and the other MSR transactions described below are collectively referred to herein as the “MSR Transactions.” The closing of the previously announced public offering is not conditioned on the completion of any of the MSR Transactions.

$72.0 Billion UPB of MSRs from PHH

As previously announced, on December 28, 2016, NRM entered into an agreement with PHH Mortgage Corporation and its subsidiaries (“PHH”) to purchase MSRs and related servicer advances with respect to approximately $72.0 billion UPB of seasoned Fannie Mae, Freddie Mac and private-label residential mortgage loans for a purchase price of approximately $612.0 million and $300.0 million, respectively. PHH will continue to subservice the portfolio on behalf of NRM. We expect to settle this transaction beginning in the second quarter of 2017, subject to (i) PHH shareholder approval, (ii) GSE and other regulatory approvals and (iii) other customary closing conditions. There can be no assurance that the acquisition or related financing will be completed as anticipated, or at all.

Recently Completed Acquisitions of MSRs

$32.3 Billion UPB of MSRs from Walter

On October 3, 2016, NRM acquired from Ditech Financial LLC (“Ditech”), a subsidiary of Walter Investment Management Corp., the MSRs and related servicer advances with respect to approximately $32.3 billion UPB of Fannie Mae residential mortgage loans for a purchase price of approximately $212.7 million and $27.4 million, respectively. Ditech subservices the portfolio on behalf of NRM.

The agreement with Ditech, which was entered into on August 8, 2016, gives NRM the ability to purchase on a “flow basis” the MSRs relating to new residential mortgage loans originated or purchased by Ditech and pooled into Fannie Mae, Freddie Mac or, if applicable, Government National Mortgage Association, securities (the “Walter Flow MSRs”). The agreement has an initial three year term, with annual, one-year renewals thereafter, subject to certain termination rights. Purchases of Walter Flow MSRs are subject to GSE and regulatory approvals.

$4.8 Billion UPB of MSRs from Walter

On December 1, 2016, NRM acquired from Ditech, the MSRs and related servicer advances with respect to approximately $4.8 billion of Fannie Mae and Freddie Mac residential mortgage loans for a purchase price of approximately $26.4 million and $3.9 million, respectively. Ditech subservices the portfolio on behalf of NRM.

$32.5 Billion UPB of MSRs from WCO

In December 2016, NRM acquired from Walter Capital Opportunity, LP and its subsidiaries (“WCO”) and Ditech the MSRs and related servicer advances with respect to approximately $32.5 billion UPB of Fannie Mae and Freddie Mac residential mortgage loans for a purchase price of approximately $244.3 million and $34.8 million, respectively. Ditech subservices the portfolio on behalf of NRM.

$12.5 Billion UPB of MSRs from FirstKey

In December 2016, NRM acquired from FirstKey Mortgage, LLC (“FirstKey”) the MSRs and related servicer advances with respect to approximately $12.5 billion UPB of Fannie Mae and Freddie Mac residential mortgage loans for a purchase price of approximately $89.1 million and $2.1 million, respectively. FirstKey will continue to subservice the portfolio, pending transfer to NRM’s designated subservicer.

4

Financing of Non-Agency Excess MSRs

On October 12, 2016, we entered into a $345.0 million corporate loan secured by non-agency Excess MSRs. The loan bears interest equal to 5.68% per annum and matures in July 2021.

Refinancing of Servicer Advances

During the fourth quarter, we refinanced $1.4 billion of floating rate debt with $500 million of three-year and $400 million of five-year fixed rate term notes issued in October 2016, and $500 million of three-year fixed rate notes issued in November 2016.

In December 2016, we refinanced $800 million of fixed rate term notes with a weighted average maturity of 2.5 years and weighted average cost of funds of 3.58% per annum with $400 million of four-year and $400 million of five-year fixed rate term notes with a weighted average cost of funds of 3.48% per annum.

Refinancing of SpringCastle Consumer Loan Investment

On October 25, 2016, we completed a $1.7 billion refinancing of our SpringCastle America Funding, LLC, SpringCastle Credit Funding, LLC and SpringCastle Finance Funding, LLC (collectively, “SpringCastle”) consumer-loan backed securitization. The refinancing reduced the weighted average cost of funds from 4.5% to 3.6% per annum.

Call Rights

During the fourth quarter of 2016, we called non-agency RMBS indebtedness relating to 14 securitizations of seasoned residential mortgage loans with an aggregate UPB of approximately $416.9 million. We subsequently completed a securitization of approximately $274.2 million UPB of performing loans acquired as part of our call rights strategy. Including these 14 securitizations, in 2016, we called 50 securitizations totaling approximately $1.2 billion UPB, and, as of December 31, 2016, the UPB of the loans subject to our remaining call rights is approximately $160 billion.

Risk Factors

Completion of the pending MSR Transactions is subject to various closing conditions, involves significant costs, and we cannot assure you if, when or the terms on which such transactions will close. Failure to complete some or all of the pending MSR Transactions could adversely affect our future business and results of operations.

The Company and Citi have announced an agreement for the purchase and sale of approximately $97.0 billion UPB of MSRs and related servicer advances for an aggregate purchase price of approximately $982.0 million. The Company has also engaged in additional similar transactions, including an agreement for the purchase and sale of approximately $72.0 billion UPB of MSRs and related servicer advances from PHH for an aggregate purchase price of approximately $912.0 million. These transactions generally contain similar terms, representations and warranties, covenants and indemnification provisions, and are subject to similar conditions precedent, such as regulatory and GSE approvals, as described elsewhere in this Form 8-K. The PHH transaction is also subject to approval by PHH stockholders. The completion of each of the pending MSR Transactions, as applicable, is subject to the satisfaction of these closing conditions, and we cannot assure you that such conditions will be satisfied and that some or all of the MSR Transactions will be successfully completed on their current terms, if at all. The closing of the previously announced public offering is not conditioned on the completion of any of the MSR Transactions. In the event that any of the MSR Transactions are not consummated, we will have spent considerable time and resources, and incurred substantial costs, many of which must be paid even if the MSR Transactions are not completed.

5

Our business and the value of our assets could be materially and adversely affected if the any of the counterparties to the MSR Transactions is unable to adequately perform its duties as a result of, among other things:

•	its failure to comply with applicable laws and regulation;

•	its failure to maintain sufficient liquidity or access to sources of liquidity;

•	its failure to perform its loss mitigation obligations;

•	its failure to perform adequately in its external audits;

•	a failure in or poor performance of its operational systems or infrastructure;

•	regulatory or legal scrutiny, enforcement proceedings, consent orders or similar actions regarding any aspect of its operations, including, but not limited to, servicing practices and foreclosure processes lengthening foreclosure timelines;

•	its failure to subservice the mortgage loans related to any MSRs acquired by us in accordance with applicable laws, requirements or our subservicing agreement with the counterparties to the MSR Transactions; or

•	any other reason.

In addition, if a servicer, subservicer or other counterparty experienced any of the failures or regulatory scrutiny described above, then we could become subject to heightened regulatory or legal scrutiny by virtue of being a counterparty of these entities. Such scrutiny could result in our incurring meaningful additional costs or fines or being subject to material operational requirements or restrictions, each of which could adversely affect our business and results of operations.

We rely heavily on mortgage servicers and subservicers to achieve our investment objectives and have no direct ability to influence their performance.

The value of the assets we may acquire pursuant to the MSR Transactions will be dependent on the satisfactory performance of the servicing obligations of the relevant mortgage servicer or subservicer under our subservicing agreement or interim servicing agreement with these counterparties. Our duties and obligations with respect to the MSRs and advances that we may acquire from these counterparties are defined through contractual agreements with the related GSEs, generally referred to as Servicing Guides (the “Servicing Guidelines”), or private-label servicing contracts. Our investment in MSRs is subject to all of the terms and conditions of the applicable Servicing Guidelines or private-label servicing contracts. Under the Servicing Guidelines or any such private-label servicing contract, a servicer may be terminated by the applicable GSE or securitization counterparty for any reason, “with” or “without” cause, for all or any portion of the loans being serviced for such GSE or related securitization trust. We will be the legal owner of the MSRs acquired in the MSR Transactions. If the relevant servicers or subservicers in the MSR Transactions do not perform in accordance with the Servicing Guidelines, the related private-label servicing contract or our subservicing agreement, or otherwise cease to be viewed by the related counterparty as a credible servicer, we may be terminated by such counterparty and may lose all, or a portion of, our investments serviced by these counterparties.

In order to realize any value on our MSRs if we are terminated, among other things, in many cases, a new servicer must be willing to pay for the right to service the applicable mortgage loans while assuming responsibility for the liabilities associated with origination and prior servicing of such mortgage loans. In addition, any payment received from a successor servicer may not be in an amount sufficient to cover the value of our MSRs or allocated to us at all.

6

We will have significant counterparty concentration risk in Citi, PHH, Ditech and Nationstar.

If the pending MSR Transactions are consummated, a material portion of our MSR portfolio will be subserviced by each of Citi, PHH, Ditech or Nationstar Mortgage LLC (“Nationstar”) (each, a “Subservicer” and together, the “Subservicers”). Nationstar is currently the servicer for a significant portion of our loans, and the loans underlying our Excess MSRs and servicer advances. The selection of Nationstar as subservicer in the Citi Transaction extends our relationship with Nationstar, which could further exacerbate our counterparty concentration and default risks. If each Subservicer’s respective servicing performance deteriorates, or in the event that a Subservicer files for bankruptcy or if a Subservicer is unwilling or unable to continue to subservice MSRs for us, our expected returns on these investments would be severely impacted. In addition, if a Subservicer becomes subject to a regulatory consent order or similar enforcement proceeding, that regulatory action could adversely affect us in several ways. For example, the regulatory action could result in delays of transferring servicing from an interim Subservicer to our designated successor Subservicer or cause the Subservicer’s performance to degrade. Any such development would negatively affect our expected returns on these investments, and such affect could be material to our business and results of operations. On January 23, 2017, the CFPB announced a consent order against Citi. We do not know what, if any, impact this order may have on Citi or our expected investment returns on the Citi Transaction. We closely monitor each Subservicer’s mortgage servicing performance and overall operating performance, financial condition and liquidity, as well as its compliance with applicable regulations and GSE servicing guidelines. We have various information, access and inspection rights in our respective agreements with the Subservicers that enable us to monitor their financial and operating performance and credit quality, which we periodically evaluate and discuss with each Subservicer’s respective management. However, we have no direct ability to influence each Subservicer’s performance, and our diligence cannot prevent, and may not even help us anticipate, a severe deterioration of each Subservicer’s respective servicing performance on our MSR portfolio.

Our ability to finance assets serviced by the servicer and subservicer of the assets acquired in the MSR Transactions may depend on these parties’ cooperation with our lenders and compliance with certain covenants.

We intend to finance some or all of the MSRs or servicer advances acquired in the MSR Transactions, and as a result, we will be subject to substantial operational risks associated with these parties in connection with any such financing. In our current financing facilities for Excess MSRs and servicer advances, the failure of the related servicer to satisfy various covenants and tests can result in an amortization event and/or an event of default. Our lenders may require us to include similar provisions in any financing we obtain relating to the MSRs and servicer advances serviced by the servicer and subservicer of the assets acquired in the MSR Transactions. If we decide to finance such assets, we will not have direct ability to control any party’s compliance with any such covenants and tests and the failure of any party to satisfy any such covenants or tests could result in a partial or total loss on our investment. Some lenders may be unwilling to finance any assets subserviced by any servicer or subservicer of the assets acquired in the MSR Transactions under any circumstances.

In addition, any financing for the MSRs and servicer advances related to MSRs acquired in the MSR Transactions is subject to regulatory approval and the agreement of the relevant servicer or subservicer to be party to such financing agreements. If we cannot get regulatory approval or these parties do not agree to enter into such financing agreements, we may not be able to obtain financing on favorable terms or at all.

A sale of MSRs and servicer advances from any counterparty to the MSR Transactions could be re-characterized as a pledge of such assets in a bankruptcy proceeding.

We believe that these counterparties’ transfer to us of MSRs and servicer advances pursuant to the MSR Transactions will constitute a sale of such assets, in which case such assets would not be part of these counterparties’ bankruptcy estate. A bankruptcy trustee, or any other counterparty in interest in a bankruptcy proceeding, however, might assert that MSRs and servicer advances transferred to us were not sold to us but were instead pledged to us as security for these counterparties’ obligation to repay amounts paid by us to these counterparties pursuant to the related purchase agreement. We generally create and perfect security interests with respect to the MSRs that we acquire, though we do not do so in all instances, including certain of the MSR Transactions. If such assertion were successful, all or part of the MSRs and servicer advances transferred to us pursuant to the related purchase agreement would constitute property of these counterparties’ bankruptcy estate, and our rights against these counterparties would, at best, be those of a secured creditor with a lien on such assets. Under such circumstances, cash proceeds generated from our collateral would constitute “cash collateral” under the provisions of the U.S. bankruptcy laws. Under U.S. bankruptcy laws, the servicer could not use our cash collateral without either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under the U.S. bankruptcy laws.

7

If such a recharacterization occurs, the validity or priority of our security interest in the MSRs and servicer advances acquired from these counterparties could be challenged in a bankruptcy proceeding of these counterparties.

If the purchases pursuant to the related purchase agreement are recharacterized as set forth above, we nevertheless generally have created and perfected or, prior to, or simultaneously with, acquiring the related MSRs, will perfect, security interests with respect to the MSRs that we may have purchased from these counterparties by including a pledge of collateral in the related purchase agreement and filing financing statements in appropriate jurisdictions. Nonetheless, to the extent we have created and perfected a security interest, our security interests may be challenged and ruled unenforceable, ineffective or subordinated by a bankruptcy court. If this were to occur, or if we have not created a security interest, then these counterparties’ obligations to us with respect to purchased MSRs and servicer advances would be deemed unsecured obligations, payable from unencumbered assets to be shared among all of these counterparties’ unsecured creditors. In addition, even if the security interests are found to be valid and enforceable, if a bankruptcy court determines that the value of the collateral is less than these counterparties’ underlying obligations to us, the difference between such value and the total amount of such obligations will be deemed an unsecured “deficiency” claim and the same result will occur with respect to such unsecured claim. In addition, even if the security interest is found to be valid and enforceable, these counterparties would have the right to use the proceeds of our collateral subject to either (a) our consent or (b) approval by the bankruptcy court, subject to providing us with “adequate protection” under U.S. bankruptcy laws. These counterparties also would have the ability to confirm a chapter 11 plan over our objections if the plan complied with the “cramdown” requirements under U.S. bankruptcy laws.

Even if we are successful in arguing that we own the MSRs and servicer advances purchased under the purchase agreement with these counterparties, we may need to seek relief in the bankruptcy court to obtain turnover and payment of amounts relating to such assets, and there may be difficulty in recovering payments in respect of such assets that may have been commingled with other funds of these counterparties.

The interim servicing agreement and subservicing agreements with the servicer and subservicer of the assets acquired in the MSR Transactions could be rejected in a bankruptcy proceeding.

If any servicer or subservicer of the assets acquired in the MSR Transactions were to file, or to become the subject of, a bankruptcy proceeding under the United States Bankruptcy Code or similar state insolvency laws, such party (as debtor-in-possession in the bankruptcy proceeding) or the bankruptcy trustee could reject its interim servicing or subservicing agreement, as applicable, with us and terminate its obligation to service the MSRs or servicer advances in which we have an investment. Any claim we have for damages arising from the rejection of an interim servicing or subservicing agreement would be treated as a general unsecured claim for purposes of distributions from the party’s bankruptcy estate.

Any purchase agreement pursuant to which we purchase MSRs or servicer advances from a counterparty to the MSR Transactions could be rejected in a bankruptcy proceeding of such counterparty.

Any counterparty to the MSR Transactions (as debtor-in-possession in the bankruptcy proceeding) or a bankruptcy trustee appointed in such counterparty’s bankruptcy proceeding could seek to reject our purchase agreement or subservicing agreement with such counterparty and thereby terminate such counterparty’s obligation to acquire the MSRs and servicer advances or service the MSRs and servicer advances transferred pursuant to our subservicing agreement. If the bankruptcy court approved the rejection, we would have a claim against such counterparty for any damages from the rejection and the resulting transfer of servicing of our MSRs to another subservicer may result in significant cost and may negatively impact the value of our MSRs.

The servicer or subservicer of the assets acquired in the MSR Transactions could discontinue servicing or may be unwilling to continue servicing or subservicing for us.

Upon a discontinuance or bankruptcy of any servicer or subservicer of the assets acquired in the MSR Transactions, because we do not and in the future may not have the employees, servicing platforms, or technical resources necessary to service mortgage loans, we would need to engage an alternate servicer or subservicer which may not be readily available on acceptable terms or at all.

8

A bankruptcy of any of our Subservicers may default our MSR and advance financing facilities and negatively impact our ability to continue to purchase MSRs and servicer advances.

If any of our Subservicers were to file for bankruptcy or to become the subject of a bankruptcy proceeding, it could result in an event of default under certain of our financing facilities. We would not have the ability to continue funding the purchase of MSRs and servicer advances under such financing facilities that we may have previously agreed to purchase. Notwithstanding this inability to fund, such Subservicer may try to force us to continue making such purchases. If it is determined that we are in breach of our obligations under our purchase agreements, any claims that we may have against such Subservicer may be subject to offset against claims such Subservicer may have against us by reason of this breach.

The performance of loans underlying MSRs acquired in the MSR Transactions may be adversely affected by the performance of parties who service or subservice these mortgage loans.

The performance of the acquired assets is subject to risks associated with inadequate or untimely servicing. Our ability to monitor the activities of our servicers or subservicers is limited. If our servicers or subservicers commit a material breach of their obligations as a servicer, we may be subject to damages if the breach is not cured within a specified period of time following notice. Poor performance by a servicer or subservicer may result in greater than expected delinquencies and foreclosures and losses on the mortgage loans underlying our MSRs. A substantial increase in our delinquency or foreclosure rate or the inability to process claims could adversely affect our ability to access the capital and secondary markets for our financing needs.

Mortgage servicing is heavily regulated at the U.S. federal, state and local levels and the selection of Nationstar to be the subservicer in connection with the Citi Transaction may not obtain regulatory approval.

Mortgage servicers must comply with U.S. federal, state and local laws and regulations. These laws and regulations cover topics such as licensing; allowable fees and loan terms; permissible servicing and debt collection practices; limitations on forced-placed insurance; special consumer protections in connection with default and foreclosure; and protection of confidential, nonpublic consumer information. The volume of new or modified laws and regulations has increased in recent years, and states and individual cities and counties continue to enact laws that either restrict or impose additional obligations in connection with certain loan origination, acquisition and servicing activities in those cities and counties. The laws and regulations are complex and vary greatly among the states and localities, and in some cases, these laws are in conflict with each other or with U.S. federal law. In connection with the Citi Transaction, there is no assurance that the servicing transfer agreement and the selection of Nationstar will obtain regulatory approval. If regulatory approval for such transfer is not obtained, we may incur incremental costs and expenses in the approval of another replacement subservicer.

The counterparties to the MSR Transactions have been and are subject to certain federal and state regulatory matters and certain other litigation.

The counterparties to the MSR Transactions have been and continue to be subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations and threatened legal actions and proceedings. In connection with formal and informal inquiries, the respective counterparties to the MSR Transactions may receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of its activities, including whether certain of its residential loan servicing and originations practices, bankruptcy practices and other aspects of its business comply with applicable laws and regulatory requirements. Such counterparties cannot provide any assurance as to the outcome of any of the aforementioned actions, proceedings or inquiries, or that such outcomes will not have a material adverse effect on its reputation, business, prospects, results of operations, liquidity or financial condition.

9

We have engaged and may in the future engage in a number of acquisitions (including the MSR Transactions), and we may be unable to successfully integrate the acquired assets and assumed liabilities in connection with such acquisitions.

As part of our business strategy, we regularly evaluate acquisitions of complementary assets. Achieving the anticipated benefits of such acquisitions is subject to a number of uncertainties, including, without limitation, whether we are able to integrate the acquired assets and manage the assumed liabilities efficiently. It is possible that the integration process could take longer than anticipated and could result in additional and unforeseen expenses, the disruption of our ongoing business, processes and systems, or inconsistencies in standards, controls, procedures, practices and policies, any of which could adversely affect our ability to achieve the anticipated benefits of such acquisitions. There may be increased risk due to integrating the assets into our financial reporting and internal control systems. Difficulties in adding the assets into our business could also result in the loss of contract counterparties or other persons with whom we or the respective counterparties to such acquisitions conduct business and potential disputes or litigation with contract counterparties or other persons with whom we or such counterparties conduct business. We could also be adversely affected by any issues attributable to any counterparty’s operations that arise or are based on events or actions that occur prior to the closing of such acquisitions. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized in their entirety or at all or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect our future business, financial condition, operating results and cash flows. Due to the costs of engaging in a number of acquisitions (including the MSR Transactions), we may also have difficulty completing more acquisitions in the future.

There may be difficulties with integrating the loans into Nationstar’s servicing platform, which could have a material adverse effect on our results of operations, financial condition and liquidity.

In connection with the Citi Transaction, all of Citi’s interim servicing obligations will be subsequently transferred to Nationstar, subject to GSE and other regulatory approvals. The ability to integrate and service the assets acquired in the Citi Transaction and in all similar future transactions will depend in large part on the success of Nationstar’s development and integration of expanded servicing capabilities with Nationstar’s current operations. We may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer, or is more costly, than expected.

Potential difficulties we may encounter during the integration process with the assets acquired in the Citi Transaction or future similar acquisitions include, but are not limited to, the following:

•	the integration of the portfolio into Nationstar’s information technology platforms and servicing systems;

•	the quality of servicing during any interim servicing period after we purchase the portfolio but before Nationstar assumes servicing obligations from the seller or its agents;

•	the disruption to our ongoing businesses and distraction of our management teams from ongoing business concerns;

•	incomplete or inaccurate files and records;

•	the retention of existing customers;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the occurrence of unanticipated expenses; and

•	potential unknown liabilities associated with the transactions, including legal liability related to origination and servicing prior to the acquisition.

Our failure to meet the challenges involved in successfully integrating the assets acquired in the Citi Transaction and in all similar future transactions with our current business could impair our operations. For example, it is possible that the data Nationstar acquires upon assuming the direct servicing obligations for the loans may not transfer from the Citi platform to its systems properly. This may result in data being lost, key information not being locatable on Nationstar’s systems, or the complete failure of the transfer. If Nationstar’s employees are unable to access customer information easily, or if Nationstar is unable to produce originals or copies of documents or accurate information about the loans, collections could be affected significantly, and Nationstar may not be able to enforce its right to collect in some cases. Similarly, collections could be affected by any changes to Nationstar’s collections practices, the restructuring of any key servicing functions, transfer of files and other changes that occur as a result of the transfer of servicing obligations from Citi to Nationstar.

10

We have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future.

We intend to make quarterly distributions of our REIT taxable income to holders of our common stock out of assets legally available therefor. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors included or incorporated by reference herein. Any distributions will be authorized by our board of directors and declared by us based upon a number of factors, including our actual and anticipated results of operations, liquidity and financial condition, restrictions under Delaware law or applicable financing covenants, our REIT taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our operating expenses and other factors our directors deem relevant.

On January 26, 2017, our board of directors approved an increase in our quarterly dividend to $0.48 per common share for the first quarter of 2017, which will result in reduced cash flows. Although we have other sources of liquidity, such as sales of and repayments from our investments, potential debt financing sources and the issuance of equity securities, there can be no assurance that we will generate sufficient cash or achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future.

Furthermore, while we are required to make distributions in order to maintain our REIT status, we may elect not to maintain our REIT status, in which case we would no longer be required to make such distributions. Moreover, even if we do elect to maintain our REIT status, we may elect to comply with the applicable requirements by, after completing various procedural steps, distributing, under certain circumstances, a portion of the required amount in the form of shares of our common stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of common stock in lieu of cash, such action could negatively and materially affect our business, results of operations, liquidity and financial condition as well as the market price of our common stock. No assurance can be given that we will make any distributions on shares of our common stock in the future.

11

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.
(Registrant)

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary

Date: January 30, 2017